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                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Cerprobe Corporation:

We consent to incorporation by reference in the registration statements (No. 33-8348, No. 33-65200, No. 333-03015, No. 333-34979 and No. 333-43469) filed on
Form S-8 and No. 33-61805 on Form S-3 of Cerprobe Corporation of our report dated February 15, 2000, relating to the consolidated balance sheets of Cerprobe Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in Form 8-K of Cerprobe Corporation dated March 7, 2000.

Phoenix, Arizona
March 7, 2000